Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-201891,333-178881, 333-177586, 333-167388, 333-157417, 333-140238, 333-104105, 333-187133 and 333-195688) on Form S-8 and (Nos. 333-170140, 333-166277, 333-148779, 333-146691 and 333-138405) on Form S-3 of Sevion Therapeutics, Inc. and Subsidiaries of our report dated October 13, 2017, relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Sevion Therapeutics, Inc. and Subsidiaries for the year ended June 30, 2017. Our report dated October 13, 2017, relating to the consolidated financial statements includes an explanatory paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ RSM US LLP

New York, New York

October 13, 2017